Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, October 19, 2017

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2017 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $3.4 million or $0.38 per share basic and diluted, for the quarter ended September 30, 2017, as compared to earnings of $3.4 million or $0.39 per share basic and $0.38 per share diluted, for the third quarter of 2016. For the first nine months of 2017, earnings were $10.5 million or $1.19 per share basic and $1.17 per share diluted, compared to $9.2 million or $1.05 per share basic and $1.04 per share diluted for the same period in 2016. Earnings per share as reported were adjusted for a 5 percent stock dividend declared by the Board of Directors of the Corporation on October 10, 2017, and payable on December 12, 2017 to shareholders of record at the close of business on October 24, 2017.

In addition to the stock dividend described above, on October 10, 2017, the Board of Directors also declared a regular quarterly cash dividend of $0.135 per share, payable on November 14, 2017 to shareholders of record at the close of business on October 24, 2017. The quarterly cash dividend is the same amount paid as in the previous quarter. The total cash dividends paid or declared for 2017 is $0.54 per share, compared to $0.495 per share for 2016, as adjusted for the 2016 stock dividend, an increase of 9 percent.

The Corporation’s net interest income for the third quarter of 2017 was $15.3 million, an increase of $1.9 million or 14 percent when compared to the net interest income of $13.4 million for the third quarter of 2016. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. For the first nine months of 2017, net interest income was $44.0 million, reflecting an increase of $4.4 million or 11 percent compared to $39.6 million for the first nine months of 2016. The Corporation’s net interest margin was 3.82 percent for the first nine months of 2017, as compared to a net interest margin of 3.88 percent for the same period in 2016.

The provision for loan losses for the third quarter of 2017 was $2.1 million, a $1.3 million increase as compared to a provision of $800,000 for the third quarter of 2016. For the nine months ended September 30, 2017, the provision for loan losses was $3.6 million compared to $2.4 million for the nine months ended September 30, 2016. The increased provision for 2017 was a result of commercial loan growth as reflected in the Corporation’s analysis of the adequacy of its allowance for loan losses and an increase in net-charge-offs in the Corporation’s builder and developer portfolio. The nonperforming assets ratio was 0.46 percent as of September 30, 2017 as compared to a nonperforming asset ratio of 0.44 percent as of September 30, 2016.

Noninterest income, excluding gain on sales of investment securities, for the third quarter of 2017 was $2.8 million, an increase of 10 percent compared to noninterest income of $2.6 million for the third quarter 2016. For the first nine months of 2017, noninterest income, excluding gain on sales of investment securities, was $8.3 million, an increase of 15 percent compared to $7.2 million for the first nine months of 2016. The increase in noninterest income was attributed primarily to increases in service charges on deposit accounts, planned gains from sales of loans, income from bank owned life insurance and other income. Gain on sales of investment securities decreased $115,000 for the first nine months of 2017 as compared to 2016.

Noninterest expense was $11.0 million for the third quarter of 2017, an increase of 7 percent as compared to noninterest expense of $10.2 million for the third quarter of 2016. For the first nine months of 2017, noninterest expenses totaled $33.2 million, an increase of 7 percent compared to $31.1 million for the first nine months of 2016. Higher personnel, external data processing expenses, professional and legal fees, and other expense accounted for the majority of the increase.

“The Corporation’s results for the first nine months of 2017 remained strong as net income and diluted earnings per share both increased 13 percent as compared to 2016. Our core business lines have demonstrated solid growth with increases in our loan portfolio of $194.4 million and deposit portfolio of $100.1 million as compared to the same period in the prior year. In addition, assets under management in our Wealth Management Division have now reached $658.0 million,” said Larry J. Miller, Chairman, President and CEO.

“Recently released data from the FDIC shows that PeoplesBank continued to post gains in deposit market share in its core York County, Pennsylvania market, solidifying its number two position.  Our successful efforts have allowed us to attract and expand client relationships,” Mr. Miller continued.  “PeoplesBank also recently launched a new website with added features and functions, and within the next few weeks, we look forward to introducing a new commercial online banking platform for our business clients that will help to streamline and improve their online experience.”

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2016 Form 10-K and 2017 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Interest income	$18,063	$15,660	$51,863	$45,997
Interest expense	2,771	2,245	7,883	6,418
Net interest income	15,292	13,415	43,980	39,579
Provision for loan losses	2,100	800	3,575	2,400
Noninterest income	2,810	2,570	8,334	7,401
Noninterest expense	10,986	10,222	33,216	31,093
Income before income taxes	5,016	4,963	15,523	13,487
Provision for income taxes	1,606	1,560	5,009	4,227
Net income	3,410	3,403	10,514	9,260
Preferred stock dividends	0	0	0	16
Net income available to common shareholders	$3,410	$3,403	$10,514	$9,244
Basic earnings per common share (1)	$0.38	$0.39	$1.19	$1.05
Diluted earnings per common share (1)	$0.38	$0.38	$1.17	$1.04

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2017	2016	2016
Cash and short term investments	$19,655	$74,032	$46,135
Investment securities	174,330	201,665	204,899
Loans	1,405,950	1,272,319	1,211,160
Allowance for loan losses	(16,792)	(14,992)	(14,225)
Net loans	1,389,158	1,257,327	1,196,935
Premises and equipment, net	24,101	24,573	24,616
Goodwill	2,301	2,301	2,301
Other assets	55,067	51,689	48,095
Total assets	$1,664,612	$1,611,587	$1,522,981

Deposits	$1,322,772	$1,264,177	$1,222,095
Borrowed funds	167,234	181,947	136,371
Other liabilities	10,552	10,506	9,198
Shareholders’ equity	164,054	154,957	155,317
Total liabilities and shareholders’ equity	$1,664,612	$1,611,587	$1,522,981

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2017	2017	2017	2016	2016	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2017	2016
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$3,410	$3,685	$3,419	$3,842	$3,403	$10,514	$9,244
Basic earnings per common share	$0.38	$0.42	$0.39	$0.44	$0.39	$1.19	$1.05
Diluted earnings per common share	$0.38	$0.41	$0.38	$0.43	$0.38	$1.17	$1.04
Cash dividends paid per common share	$0.129	$0.129	$0.129	$0.118	$0.118	$0.387	$0.354
Tangible book value per common share (2)	$18.20	$17.93	$17.57	$17.25	$17.39	$18.20	$17.39
Book value per common share	$18.47	$18.19	$17.84	$17.51	$17.65	$18.47	$17.65
Average common shares outstanding	8,881	8,862	8,851	8,817	8,797	8,865	8,785
Average diluted common shares outstanding	8,980	8,963	8,950	8,907	8,871	8,965	8,857

Performance Ratios (%)
Return on average assets (3)	0.82	0.88	0.85	1.01	0.89	0.85	0.84
Return on average equity (3)	8.30	9.16	8.71	9.86	8.79	8.72	8.00
Return on average realized equity (3)(4)	8.31	9.15	8.67	9.92	8.95	8.70	8.13
Net interest margin (5)	3.88	3.76	3.81	3.91	3.75	3.82	3.88
Efficiency ratio (6)	59.54	62.81	64.56	61.94	62.44	62.24	64.84
Net overhead ratio (3)(7)	1.96	2.01	2.10	2.07	2.00	2.02	2.17

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.50	0.03	(0.02)	(0.05)	0.05	0.17	0.10
Allowance for loan losses to total loans (8)	1.20	1.21	1.19	1.18	1.18	1.20	1.18
Nonperforming assets to total loans and foreclosed real estate	0.46	0.54	0.27	0.51	0.44	0.46	0.44

Capital Ratios (%)
Average equity to average assets	9.84	9.65	9.81	10.22	10.12	9.77	10.51
Tier 1 leverage capital ratio	10.32	10.17	10.40	10.76	10.53	10.32	10.53
Common equity Tier 1 capital ratio	11.47	11.55	11.60	11.88	12.18	11.47	12.18
Tier 1 risk-based capital ratio	12.18	12.27	12.34	12.66	12.99	12.18	12.99
Total risk-based capital ratio	13.37	13.46	13.50	13.81	14.14	13.37	14.14

(1)	per share amounts and shares outstanding were adjusted for common stock dividends

(2)	book value less goodwill and core deposit intangibles

(3)	annualized for the quarterly periods presented

(4)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5)	net interest income (tax-equivalent) as a percentage of average interest earning assets

(6)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7)	noninterest expense less noninterest income as a percentage of average assets

(8)	excludes loans held for sale